Exhibit 99.2

April 14, 2015 20:01 UTC

Simulations Plus Reports Second Quarter FY2015 Financial Results

Final report of second quarter financial results

Cognigen quarterly profits rise

Consolidated net revenues up 48.4%; second quarter net income increases 19.8%

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported financial results for its second quarter of fiscal year 2015 ended February 28, 2015 (2QFY15). Simulations Plus acquired Cognigen Corporation through a merger that closed on September 2, 2014. The numbers presented herein represent the consolidated financial results.

2QFY15 highlights compared with 2QFY14:

•	Net revenues increased 48.4%, or $1.5 million, to $4.6 million from $3.1 million. $1.27 million of the increase was from Cognigen consulting revenue.
•	Gross profit increased 33.2%, to $3.5 million from $2.6 million. $737,000 of this increase was due to Cognigen revenues.
•	SG&A increased 46.1%, or $509,000, to $1.6 million. $539,000 was related to operating expenses of Cognigen, Simulations Plus SG&A expenses were down $30,000.
•	Income before taxes increased 26.3% to $1.445 million, and net income was up by 19.8% to $970,000. Cognigen quarterly profits more than tripled from $40,000 in 1QFY15 to $124,000.
•	Diluted earnings per share increased $0.01 to $0.06 from $0.05 per share. If the $250,000 order had not slipped to the following week, earnings would have been $0.07 per share.

6moFY15 highlights compared with 6moFY14:

•	Net revenues increased 51.3%, or $2.9 million, to $8.6 million from $5.7 million. $2.4 million of the increase was from Cognigen consulting revenue.
•	Gross profit increased 36.7%, or $1.7 million, to $6.5 million from $4.8 million. $1.3 million of this increase was due to Cognigen revenue.
•	SG&A increased 69.2%, or $1.5 million, to $3.7 million from $2.2 million. $1.1 million of this increase is from Cognigen operating costs.
o	These expenses included $410,000 of one-time charges related to the acquisition of Cognigen in the first quarter of this fiscal year.

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•	R&D expenditures increased 9%, or $114,000, to $1.364 million from $1,250,000 in 6moFY14
o	In 6moFY15, $731,000 was capitalized and $633,000 was expensed
o	In 6moFY14, $733,000 was capitalized and $516,000 was expensed
o	Increases were due to expanded staff, as well as increases in salaries and stock-based compensation for existing employees
•	Income before taxes increased 2.6%, or $332,000, to $2.2 million from $2.136 million
•	Diluted earnings per share was $0.088, a decrease of $0.004 per share from $0.092 in 6moFY14

John Kneisel, chief financial officer of Simulations Plus, said: “Solid revenue growth for the year drove higher profitability, offsetting $410,000 in non-recurring fees and expenses associated with the first quarter acquisition of Cognigen. EPS is up this quarter compared to last year, and Cognigen’s second quarter net income increased $84,000 compared to the first quarter to $124,000.”

Ted Grasela, newly appointed president of the combined Simulations Plus and Cognigen Corporation, added: “I have been impressed with the quality and commitment of the scientists at Simulations Plus and the loyalty and enthusiasm of our client base. We have already seen significant opportunities for collaboration and synergies in terms of our marketing and sales efforts. I am excited about the enhanced scientific capabilities we are offering as a result of the merger. I look forward to offering new and expanded consulting services to clients of the combined companies. In addition, software development activities have continued apace and exciting opportunities are emerging as our scientists gain cross-disciplinary experience during our collaborations.”

John DiBella, vice president for marketing and sales of Simulations Plus, said: “This was a productive quarter for us, as we experienced strong software sales to new clients, as well as an increase in consulting project contracts, in all territories. It is important to note that our top line was impacted by a brief delay in one significant renewal order of approximately $250,000, related to new review requirements on the part of a large pharmaceutical customer. If this renewal order had not been delayed, second quarter revenue for Simulations Plus would have increased more than 15%, with consolidated revenue up over 56%. It was received in the first week of March and will provide a nice bump to the 3QFY15 numbers. With new versions of our two highest revenue-producing programs, GastroPlus™ and ADMET Predictor™, that include features that will introduce our technology to new markets, coupled with continued progress in the cross-promotion of consulting services with Cognigen, we expect this positive momentum in revenue growth to continue.”

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Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Fiscal year 2015 is off to a very good start with this record second quarter. Ted is taking over more and more of the management of the combined company, enabling me to increase my focus on products, services, and business development. I am particularly excited about two new products under development for use in the aerospace and healthcare industries. These products use our artificial neural network ensemble modeling engine, and we intend to pursue customers and funding to develop customized tools and applications.”

The Company has announced an investor conference call that will be webcast live at 1:15 p.m. PDT/4:15 p.m. EDT on Tuesday, April 14, 2015, which may be joined by registering at the following website: https://attendee.gotowebinar.com/register/6758144187651868418. Upon registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (415) 655-0059, and enter access code 359-935-318.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus also recently acquired Cognigen Corporation of Buffalo, NY, adding to our offerings top-quality statistical modeling and simulation using clinical trial data, as well as more than doubling our staff from 30 to over 60, adding nearly 50% to revenues, and increasing earnings in the fiscal year that began September 1. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” Cognigen Corp is located in Buffalo, New York. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	February 28,	August 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$6,103,042	$8,614,929
Accounts receivable, net of allowance for doubtful accounts of $0	3,179,288	1,708,158
Revenues in excess of billings	648,933	158,914
Prepaid income taxes	326,234	748,359
Prepaid expenses and other current assets	268,787	188,160
Deferred income taxes	205,593	114,846
Total current assets	$10,731,877	$11,533,366
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $7,099,333 and $6,609,283	$3,893,345	$3,452,541
Property and equipment, net	460,313	95,242
Intellectual property, net of accumulated amortization of $497,500 and $193,750	5,577,500	5,881,250
Other intangible assets net of accumulated amortization of $73,750	1,576,250	–
Goodwill	4,789,248	–
Other assets	34,082	18,445
Total assets	$27,062,615	$20,980,844

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$120,657	$130,547
Accrued payroll and other expenses	388,057	340,709
Accrued bonuses to officer	48,000	120,000
Other current liabilities	19,859	19,859
Current portion - Contracts payable	750,000	750,000
Billings in excess of revenues	96,803	–
Deferred revenue	44,948	30,370
Total current liabilities	$1,468,324	$1,391,485

Long-term liabilities
Deferred income taxes	$3,289,089	$2,375,874
Payments due under Contracts payable	3,604,404	1,750,000
Other long-term liabilities	18,204	28,134
Total liabilities	$8,380,021	$5,545,493

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 16,852,117 and 16,349,955 shares issued and outstanding	$5,323	$4,821
Additional paid-in capital	9,517,692	6,085,427
Retained earnings	9,159,579	9,345,103
Total shareholders' equity	$18,682,594	$15,435,351

Total liabilities and shareholders' equity	$27,062,615	$20,980,844

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended February 28,

(Unaudited)

	Three months ended		Six months ended
	2015	2014	2015	2014

Net sales	$4,574,191	$3,081,492	$8,660,382	$5,722,492
Cost of sales	1,125,660	492,199	2,123,394	940,619
Gross profit	3,448,531	2,589,293	6,536,988	4,781,873
Operating expenses
Selling, general, and administrative	1,612,742	1,103,547	3,679,182	2,174,638
Research and development	360,708	354,007	633,348	516,123
Total operating expenses	1,973,450	1,457,554	4,312,530	2,690,761

Income from operations	1,475,081	1,131,739	2,224,458	2,091,112

Other income (expense)
Interest income	4,412	7,957	9,004	16,983
Gain (loss) on currency exchange	(34,684)	4,428	(42,475)	28,137
Total other income (expense)	(30,272)	12,385	(33,471)	45,120
Income from operations before provision for income taxes	1,444,809	1,144,124	2,190,987	2,136,232
Provision for income taxes	(474,576)	(334,260)	(691,851)	(641,213)
Net Income	$970,233	$809,864	$1,499,136	$1,495,019

Earnings per share
Basic	$0.06	$0.05	$0.09	$0.09
Diluted	$0.06	$0.05	$0.09	$0.09

Weighted-average common shares outstanding
Basic	16,848,983	16,107,327	16,839,599	16,078,173
Diluted	17,105,412	16,356,544	17,096,357	16,319,902

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Contacts

Simulations Plus Investor Relations
Ms. Renee Bouche, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com

Source: Simulations Plus, Inc.

View this news release online at:
http://www.businesswire.com/news/home/20150414006576/en

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